SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 21, 2014

TEXAS VANGUARD OIL COMPANY
(Exact name of registrant as specified in its charter)

Texas	000-24778	74-2075344
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9811 Anderson Mill Rd., Suite 202, Austin, Texas 78750
(Address of principal executive office)
Issuer's telephone number:   (512) 331-6781

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Texas Vanguard Oil Company has determined to effect a termination of the registration of its common stock under Section 12(g) of the Securities Exchange Act of 1934 by filing a Form 15 with the Securities and Exchange Commission.

The Company is eligible to deregister its common stock because it has fewer than 300 holders of record of its common stock.  Upon filing of the Form15, the Company’s obligation to file certain reports with the SEC including Forms 10-K, 10-Q and 8-K, will be automatically suspended.  Other filing requirements will terminate upon the effective date of the deregistration, which is expected to occur 90 days after filing of the Form 15.

The Company intends to continue to publish quarterly and annual financial reports as they become available following the close of each quarterly or annual fiscal period.

The Company has filed all reports required by Section 13(a) of the Securities Exchange Act of 1934 for the most recent three fiscal years.

The Company’s common stock is quoted on the OTC QB, but trading is sporadic and thin.  Most days the Company’s stock does not trade at all.  As of May 19, 2014, trades in the Company’s stock have been reported during 2014 on only 18 days, and total volume for the year to date in 2014 has been 5,081 shares.

The Company’s Board of Directors believes that the anticipated accounting, legal and administrative costs savings from deregistration substantially outweigh the benefits of continued registration and are in the best interest of the Company and its stockholders.  In October 2013, the Company sold its operated oil and gas properties for total consideration of $10,000,000.  The Company continues to hold non-operated oil and gas properties which are valued at approximately $2.1 million, net of depreciation, depletion and amortization.  The Company has been searching for additional operated or non-operated properties to acquire, but management now believes that, given the limited resources of the Company and current conditions in the market for oil and gas properties, the best course of action may be to distribute its assets (consisting mainly of cash of approximately $19 million at March 31, 2014, and non-operated oil and gas properties) to its stockholders in a dividend or liquidation, and the Company is considering the best way to accomplish this.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 21, 2014	Texas Vanguard Oil Company

/s/ William G Watson
William G. Watson, President